Exhibit 10.2

February 23, 2017

Andrew Rees

Via email

Re:  Supplement to Offer Letter; Chief Executive Officer Promotion

Dear Andrew:

I am very pleased to confirm our offer to you to serve as the President and Chief Executive Officer of  Crocs, Inc., a Delaware corporation (the “Company”), effective June 1, 2017. You will report to the Company’s Board of Directors (the “Board”) and serve as the Company’s principal executive officer. The terms, including all obligations and covenants, of your May 13, 2014 offer letter from the Company remain unchanged other than as follows:

1.         Salary. As of the effective date of your appointment, your salary will be $950,000 per year (as adjusted from time to time, your “Base Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Base Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time.

2.         Annual Incentive Compensation.   You will continue to be eligible to participate in the Company’s annual bonus plan, subject to the terms and conditions of the then current annual bonus plan and on a basis at least as favorable as generally applicable to the other senior executives of the Company.  As of the effective date of your appointment, the target value of your annual bonus shall be no less than 115% of your Base Salary.

3.         Target LTIP Award. The target value of your annual long term incentive plan (“LTIP”) award will  be  $1,800,000. All LTIP awards shall be governed by the terms and conditions and subject to any performance metrics established by the Compensation Committee for the Company’s then-current LTIP. Currently, your target LTIP awards will be 35% in the form of time-vesting restricted stock units and 65% in the form of performance-vesting restricted stock units. The 2017 LTIP award will have an aggregate grant value of $1,800,000.

4.         Stock Option Grant. You will receive a one-time grant of options to purchase 200,000 shares of the Company’s common stock as of the effective date of your new position, June 1, 2017. The option will vest ratably over three years on the anniversary dates of the effective date of the option grant.

5.         Board. The Board currently anticipates appointing you to or nominating you for election to serve on the Board. If you are appointed or elected as a member of the Board, upon termination of your employment for any reason, you agree to resign, as of the date of such termination, (i) from the Board (and any committees thereof) and the board of directors of any of the Company’s affiliates on which you are a member and (ii) as an officer of the Company and any of the Company’s affiliates.

Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to you assuming your new role with the Company.

Very truly yours,

CROCS, INC.

/s/ Thomas J. Smach
By: Thomas J. Smach

Its: Chairman of the Board of Directors

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Andrew Rees	Date signed:	2/27/17
Andrew Rees